STOCK PURCHASE AGREEMENT

Agreement made and entered into as of October 16, 2006, among Lin Jiang Huai, the shareholder of Shenzhen iASPEC Software Engineering Company Limited (“iASPEC”), Unit D, 4/F, Block 2, Tian An Cyber Park, Chegongmiao, Shenzhen, Guangdong, 518040, P.R.C. (hereinafter referred to as the "Buyers"), Bo Hai Wen Technology (Shenzhen) Company Limited (hereinafter referred to as the “Seller”), and Irish Mag Inc., a Florida corporation (hereinafter referred to as the "Company").

This Agreement sets forth the terms and conditions upon which Seller is selling to the Buyer and the Buyer is purchasing from the Seller 8,601,286 shares (hereinafter referred to as the "Shares") of the newly issued common stock of the Company, representing approximately 58.91% of the issued and outstanding common stock of the Company after the issuance of the newly issued shares.

In Consideration of the mutual agreements contained herein, the parties hereby agree as follows:

I. SALE OF THE SHARES

1.01 Shares being Sold. Subject to the terms and conditions of this Agreement, the Seller is selling and issuing the 8,601,286 common shares to the Buyer at the closing provided for in Section 1.03 hereof (the "Closing"). The common shares are restricted under Rule 144 of Securities Act 1933.

1.02 Consideration. The aggregate total of RMB 41,286,172, (equivalent to US$ 5,160,771) representing a price of US$ 0.60 per share.

1.03 Settlement The Buyer will settle the consideration by (a) a transfer of cash in the amount of RMB 14,000,000 (equivalent to US$ 1,750,000) from iASPEC’s account to Bo Hai Wen’s Bank Account and (b) an assignment of all accounts receivable of iASPEC as of August 31, 2006, valued at RMB 27,286,172 (equivalent to US$ 3,410,771) to Bo Hai Wen.

1.04 Closing. The Closing of the transactions shall take place on October 27, 2006, or at such other date and time as the parties may mutually agree in writing. The closing of this Agreement is subject to the completion of satisfactory due diligence relating to the Accounts Receivable list approved by all directors of the Seller.

1.05 Delivery by the Seller. At the Closing, the Seller shall instruct the transfer agent to deliver to the Buyer certificates representing the Shares.

1.06 Delivery by the Buyer. At the Closing the Buyer shall transfer to the Seller a cash payment of RMB $14,000,000 (equivalent to US$ 1,750,000) specified in Section 1.02 to the Seller.

II. RELATED TRANSACTIONS.

2.01 Finder. The Seller and the Buyer acknowledge that there were no finders with respect to the transaction contemplated herein.

III. REPRESENTATIONS AND WARRANTIES OF COMPANY & SELLER.

The Company and the Sellers hereby represent and warrant as follows:

3.01 Organization, Capitalization, etc.

(a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida, and is qualified in no other state.

(b) As of the date of execution of this Agreement, the authorized capital stock of the Company consists of 75,000,000 shares of US$0.01 par value common stock of which 6,000,000 shares are validly issued and outstanding. The Shares to be issued under this Agreement are “restricted shares” for the purpose of the Securities Act and the holders of the transfer shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or reliance upon an available exemption therefrom.

3.02 Authority; No Violation. The execution and delivery of this Agreement by the Company and by the Seller, and the consummation by them of the transactions contemplated hereby have been duly authorized. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of the Certificate of Incorporation or bylaws of the Company, or of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Company or any of the individuals comprising the Seller is a party or by which the Company or the Seller is bound.

3.03 Absence of Certain Changes. The Company has not , and as of the Closing will not have:

(a) Suffered any material adverse change in financial condition, assets, liabilities, business, or prospects;

(b) Incurred any additional obligations or liabilities (whether absolute, accrued, contingent, or otherwise) which it either has not previously satisfied or will not satisfy at or before Closing;

(c) Paid any claim or discharged or satisfied any lien or encumbrance or paid or satisfied any liability (whether absolute, accrued, contingent, or otherwise);

(d) Declared, paid, or set aside for payment to its stockholders any dividend or other distribution in respect of its capital stock or redeemed or purchased or otherwise acquired any of its capital stock or any options relating thereto or agreed to take any such action; or

(e) Made any material change in any method of accounting or accounting practice.

3.04 Litigation. There are no actions, proceedings, or investigations pending or, to the knowledge of the Company or the Seller, threatened against the Company, and neither the Company nor the Seller knows or has any reason to know of any basis for any such action, proceedings, or investigation. There is no event or condition of any kind or character pertaining to the business, assets, or prospects of the Company that may materially and adversely affect such business, assets or prospects.

3.05 Disclosure. The Seller has disclosed to the Buyer all facts material to the assets, prospects, and business of the Company. No representation or warranty by the Seller contained in this Agreement, and no statement contained in any instrument, list, certificate, or writing furnished to the Buyer pursuant to the provisions hereof or in connection with the transaction contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to provide a prospective purchaser of the business of the Company with proper information as to the Company and its affairs.

3.06 Full Disclosure. The Company and the Seller have provided the Buyer with full disclosure of all material information known to them regarding the Company and the Shares. None of the representations and warranties made herein, or in any other certificate or memorandum furnished or to be furnished to Buyer by the Company or by any of the individuals executing this Agreement as Seller, contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading.

IV. REPRESENTATIONS AND WARRANTIES BY THE BUYER.

The Buyer hereby represents and warrants as follows:

4.01 Authority; No Violation. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer have been duly authorized. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which any of the individual Buyer is a party or by which any of the individual Buyer is bound.

4.02 Representations Regarding the Acquisition of the Shares.

(a) The Buyer understands that the shares constitute restricted securities as that term is defined in Rule 144 under the Securities Act of 1933 and that such shares may not be sold or transferred in the absence of a registration statement or an available exemption from registration;

(b) The Buyer understands the speculative nature and risks of investments associated with the Company and confirms that it is able to bear the risk of the investment, and that there may not be any public market for the Shares purchased herein;

(c) Neither the Company nor the Seller is under an obligation to register or seek an exemption under any federal and/or state securities acts for any sale or transfer of the Shares by the Buyer, and Buyer is solely responsible for determining the status, in its hands, of the shares acquired in the transaction and the availability, if required, of exemptions from registration for purposes of sale or transfer of the Shares;

(d)  The Buyer has had the opportunity to ask questions of the Company and the Seller and receive additional information from the Company to the extent that the Company possessed such information, or could acquire it without unreasonable effort or expense necessary to evaluate the merits and risks of any investment in the Company. Further, the Buyer has been given: (1) all material books and records of the Company; (2) all material contracts and documents relating to the proposed transaction; (3) all filings made with the SEC; and, (4) an opportunity to question the appropriate executive officers of the Company and each of the individuals comprising the Seller.

(e)  The Buyer has sufficient knowledge and experience in financial and business matters, and is sufficiently familiar with investments of the type represented by the Shares, including familiarity with previous private and public purchases of speculative and restricted securities, that it is capable of evaluating the merits and risks associated with purchase of the Shares; and

(f)
In evaluating the merits of the purchase of the Shares, Buyer has relied solely on his, her or its own investigation concerning the Company and has not relied upon any representations provided by the Company or by the Seller.

(g)	The Buyers has ensured iASPEC will transfer the cash and assign the accounts receivable according to the rules and regulations P.R.C. and the board resolution of iASPEC has been obtained

(h)
The Buyers warrant that all accounts receivable are in good standing. In the event that some of the debts are not collectable, the Buyers will compensate the bad debt by making an equivalent cash payment no later than 6 months from the date this Agreement. Failing to do this shall cause the Shares issued to the Buyer to be considered null and void and shall be cancelled accordingly.

V. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

5.01 Survival of Representations. All representations, warranties, and agreements made by any party in this Agreement or pursuant hereto shall survive the execution and delivery hereof and any investigation at any time made by or on behalf of any party.

5.02 Indemnification by Buyer. The Buyer hereby agrees to indemnify the Seller and the Company, and hold them harmless from and in respect of any assessment, loss, damage, liability, cost, and expense (including, without limitation, interest, penalties, and reasonable attorneys' fees), imposed upon or incurred by the Seller or the Company resulting from a breach of any agreement, representation, or warranty of the Buyer contained herein.

VI. ADDITIONAL CONDITIONS TO CLOSING

6.01 Obligation of Seller to Close. The Seller shall not be obligated to close this transaction unless it is satisfied, following reasonable investigation, that all of the representations of Buyer as of the date of execution of this Agreement and as of the date of Closing under this Agreement and all the directors have satisfied the accounts receivable list and provided a certificate on the list.

VII. SURVIVAL AND INDEMNIFICATION

7.01 Survival. The representations, warranties and covenants made by the parties in this Agreement and in any other certificates and documents delivered in connection herewith shall survive the Closing and shall apply until the first anniversary of the Closing Date.

7.02 Indemnification. The Buyer shall indemnify, defend and hold harmless the Seller, the Company and its directors, officers, employees, agents, and representatives and the Seller and the Company shall indemnify, defend and hold harmless the Buyer and its directors, officers, employees, agents and representatives from and against any and all damages, claims, liabilities, losses, costs, response costs, expenses, obligations and deficiencies, including interest, penalties, and reasonable attorney’s and other fees, arising out of or in any way connected to any breach by any party of any of the representations, warranties, covenants or agreements of such party set forth in this Agreement or in any Schedule(s) furnished by or on behalf of such party under this Agreement. The parties shall be entitled to indemnification hereunder only in respect of claims for which notice of claim shall have been given to the indemnifying party on or before 180 days from the Closing Date.

VIII. MISCELLANEOUS

8.01 Expenses. Each of the parties shall bear its own expenses incurred in conjunction with the Closing hereunder.

8.02 Further Assurances. From time to time, at the request of the Buyer and without further consideration, the Seller shall execute and transfer such documents and take such action as the Buyer may reasonably request in order to effectively consummate the transactions herein contemplated.

8.03 Parties in Interest. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the heirs, beneficiaries, representatives, successors, and assigns of the parties hereto.

8.04 Prior Agreements; Amendments. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns.

8.05 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

8.06 Confidentiality. Each party hereby agrees that all information provided by the other party and identified as "confidential" will be treated as such, and the receiving party shall not make any use of such information other than with respect to this Agreement. If the Agreement shall be terminated, each party shall return to the other all such confidential information in their possession, or will certify to the other party that all of such confidential information that has not been returned has been destroyed.

8.07 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) to the parties at their address specified herein, with a copy sent as follows:

If to the Seller:	Bo Hai Wen Technology (Shenzhen) Company Limited
Unit F, 2/F, Block 6, Tian An Cyber Park, 6C 606 Tian
Zhan Da Xia, Shenzhen, Guangdong, P.R.C.
Telephone: (86) 755-83891286

If to the Buyer:	Unit D, 4/F, Block 2, Tian An Cyber Park, Chegongmiao,
Shenzhen, Guangdong, 518040, P.R.C.
Telephone: (86) 755-83897469
Facsimile: (86) 755-83401681

8.08 Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.09 Applicable Law. This Agreement shall be governed by, and construed in accordance with the laws of The People’s Republic of China.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Buyer, the Seller and the Company on the date first above written.

BUYER:

_____________________________
Mr. Lin Jiang Huai

SELLER:
Bo Hai Wen Technology (Shenzhen) Company Limited

By: _____________________________

ACKNOWLEDGED AND APPROVED:

______________________________
Irish Mag Inc.